Exhibit 99.1
NYTEX Energy Holdings, Inc. Announces 3rd Quarter, 4th Quarter, and Full Year 2011 Outlook
DALLAS — October 13, 2011 NYTEX Energy Holdings, Inc. (“NYTEX” OTCQB: NYTE) announced its 3rd quarter, 4th quarter, and full year 2011 estimated revenues and estimated adjusted EBITDA.
Based on the continued success of our strong portfolio and record August revenues at Francis Drilling Fluids, we have estimated 3rd quarter, 4th quarter, and full year 2011 revenues of $23.4 million, $24.1 million, and $88 million, respectively. Furthermore, we have estimated 3rd quarter, 4th quarter, and full year 2011 adjusted EBITDA of $2.2 million, $3.5 million, and $8.8 million, respectively. Michael Galvis, NYTEX President and CEO, said, “We anticipate acceleration in earnings growth related to the E&P industry’s continued strong investment in the oil and gas shale plays in North America and from our complete suite of oilfield products and services which has the potential to significantly enhance the earnings profile of our company, further increasing value for our shareholders.” Although these projections reflect our best estimates at this time, our ability to achieve these results may depend on a variety of circumstances within and outside our control.
About NYTEX Energy Holdings, Inc.
NYTEX Energy Holdings, Inc. (website: http://nytexenergyholdings.com) is a Dallas-based energy holding company consisting of two wholly-owned subsidiaries, Francis Drilling Fluids, Ltd. (“FDF”) (website: http://www.fdfltd.com) and NYTEX Petroleum, Inc. Francis Drilling Fluids is a thirty-four year old drilling fluids service company. Headquartered in Crowley, LA, FDF is the leading single frac sand, ceramic proppant and water-based liquid drilling mud distributor in the United States. FDF provides services to oilfield clients in thirty-nine states, and includes the Marcellus, Bakken, Barnett, Haynesville, Fayetteville and Bossier natural gas shale plays. NYTEX Petroleum, Inc. is an exploration and production company focusing on early stage development of minor oil and gas resource plays.
This press release includes “forward-looking statements,” which may include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to achieve the financial targets described in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control. These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates, applicable securities regulations or accounting standards, and ability to obtain necessary licenses and permits; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents, and weather or natural disasters. Any of these factors or others not named herein could cause the company’s actual results to differ materially from those expressed as forward-looking statements. In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no, and expressly disclaims any, obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
This release reflects the use of a non-GAAP performance measure, adjusted EBITDA. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for adjusted EBITDA is net income.
Adjusted EBITDA is defined by the company as net earnings less interest income plus interest expense, taxes, and depreciation and amortization, and further adjusted for other charges and adjustments including impairments, gains or losses resulting from the sale of assets or resolution of commercial disputes, changes in fair value attributable to derivative liabilities, and the accretion of preferred stock liability. We present adjusted EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that adjusted EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Adjusted EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results. Adjusted EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on adjusted EBITDA and are unable to reconcile forecasted adjusted EBITDA to a U.S. GAAP financial measure because a forecast of other charges and adjustments is unknown, not practical, and could not be accomplished without unreasonable effort.
Contact Information:
NYTEX Energy Holdings, Inc
Kenneth Conte
(972) 770-4700